EXHIBIT 10.48

DREYER’S GRAND ICE CREAM HOLDINGS, INC.

2004 LONG-TERM INCENTIVE PLAN

      1.  ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

      1.1     Establishment. The Dreyer’s Grand Ice Cream Holdings, Inc. 2004 Long-Term Incentive Plan (the “Plan”) is hereby established effective as of April 1, 2004 (the “Effective Date”).

      1.2     Purpose. The purpose of the Plan is to advance the interests of the Company by providing an incentive to attract, retain and reward persons performing services for the Company or an Affiliate and by motivating such persons to contribute to the growth and profitability of the Company. The Plan is intended to accomplish this purpose by providing for the award to its participants of certain rights, subject to the terms and conditions of the Plan and the participant’s award agreement, to receive a payment determined by the increase in value of the Company’s earnings.

      1.3     Term of Plan. The Plan shall continue in effect until terminated by the Administrator.

      2.  DEFINITIONS AND CONSTRUCTION.

      2.1     Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Adjusted EBITDAR” means, with respect to any Award and Fiscal Year, EBITDAR for such Fiscal Year, as determined, adjusted (if at all) for the purposes of such Award and certified by the Administrator in accordance with Section 3.5. If the Administrator determines that no adjustment to EBITDAR is advisable, then Adjusted EBITDAR shall equal EBITDAR.

(b) “Administrator” means the Board and, to the extent, if any, of the powers and authority expressly granted to it by the Board, the Committee.

(c) “Affiliate” means (i) a parent entity that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, but only until the termination of the Governance Agreement among Nestlé Holdings, Inc., Nestlé S.A. and the Company, dated as of June 26, 2003, the term “Affiliate” shall not include Nestlé.

(d) “Annual Exercise Period” means, for each Fiscal Year in which one or more Awards remain outstanding, a period of sixty (60) days commencing on the first business day immediately following (i) the date on which the Company files with the United States Securities and Exchange Commission an annual report on Form 10-K (or other applicable form) containing audited financial statements for the Company’s most recently completed Fiscal Year, or (ii) if the Company is not required to file such annual report, the date of the report of the Company’s independent accountants on the financial statements of the Company delivered to the Board.

(e) “Award” means an award of LTIP Units pursuant to the terms and conditions of the Plan and the Participant’s Award Agreement.

(f) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms and conditions of an Award granted to the Participant. Unless otherwise provided by the Administrator at the time an Award is granted, such Award shall comply with and be subject to the terms and conditions set forth in the form of Long-Term Incentive Award Agreement adopted by the Administrator concurrently with its adoption of the Plan and as amended from time to time.

(g) “Board” means the Board of Directors of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(i) “Committee” means the Compensation Committee or other committee of the Board composed solely of two or more “outside directors” within the meaning of Section 162(m) duly appointed to administer the Plan within the scope of the powers and authority expressly granted to the Committee by the Board.

(j) “Company” means Dreyer’s Grand Ice Cream Holdings, Inc., a Delaware corporation, or any successor corporation thereto.

(k) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(l) “EBITDAR” means, with respect to any Fiscal Year, an amount (expressed in United States Dollars) equal to the Company’s earnings before interest, taxes depreciation, amortization and royalties paid to Nestlé, as set forth in the Company’s audited financial statements for such Fiscal Year, including the notes thereto. For this purpose, amortization shall consist of (i) amortization for goodwill and other intangible assets and the impairment of such assets, (ii) accretion of the Company’s Class A callable puttable common stock, (iii) accretion of stock option liability and (iv) deferred compensation expense for unvested stock options, all of (ii), (iii) and (iv) herein representing expenses relating to the recognition of the “put” value of US$83 per share of the Company’s Class A callable puttable common stock, as such items are set forth in such financial statements. For purposes of clarification, “earnings” of the Company with respect to a Fiscal Year shall take into account compensation expense arising in connection with the Plan and drayage expense which are properly charged against the Company’s earnings for such Fiscal Year in accordance with generally accepted accounting principles and not subject to adjustments as set out in the provisions of Section 3.5(c).

(m) “EBITDAR Multiplier” means 0.0000001, which is the quotient determined by dividing 10 by 100,000,000.

(n) “Fiscal Year” means the fiscal year of the Company for purposes of the Company’s audited financial statements.

(o) “Employee” means any person treated as an employee (including an officer or a member of the Board who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(p) “Exercise Date” means the date of exercise or deemed exercise of an Award, as determined pursuant to the terms of the Plan.

(q) “Grant Date” means the effective date of the grant of an Award to a Participant, as specified by the Administrator.

(r) “LTIP Unit” means one bookkeeping unit subject to an Award granted to a Participant. An LTIP Unit represents an unfunded and unsecured promise by the Company to pay money; it does not represent an ownership interest in the capital stock of the Company. Each LTIP Unit represents a right to receive from the Company in accordance with the terms of the Plan and the Participant’s Award Agreement, an amount equal to the excess, if any, of the LTIP Unit Value applicable to such Award on the Exercise Date over the Strike Price applicable to such Award.

(s) “LTIP Unit Value” means, as of any given date, for each LTIP Unit subject to an Award, an amount (expressed in United States Dollars) equal to the product of the Adjusted EBITDAR applicable to such Award most recently determined and certified by the Administrator on or before such date and the EBITDAR Multiplier; subject, however, to any applicable LTIP Unit Value Cap.

(t) “LTIP Unit Value Cap” means a limit on the LTIP Unit Value that will be taken into account for purposes of the settlement of Awards granted to Employees in the Fiscal Year ending in calendar year 2004, as provided in Section 5.5(b).

(u) “Nestlé” means Nestlé S.A. and each affiliate of Nestlé S.A.; excluding, however, the Company and each subsidiary Affiliate of the Company described in Section 2.1(c)(ii).

(v) “Participant” means an Employee who has been granted one or more Awards.

(w) “Participating Company” means the Company or any Affiliate.

(x) “Retirement” means a Participant’s voluntary resignation from Service upon conditions specified from time to time by the Administrator.

(y) “Section 162(m)” means Section 162(m) of the Code.

(z) “Service” means a Participant’s employment or service with a Participating Company. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with a Participating Company is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(aa) “Strike Price” means, for each LTIP Unit subject to an Award, the LTIP Unit Value computed with respect to the Fiscal Year most recently ended prior to the Grant Date of such Award; subject, however, to the provisions of Section 4.2(e) and except as otherwise provided by the Plan.

(bb) “Vesting Commencement Date” means, with respect to any Award, January 1 of the Fiscal Year containing the Grant Date of such Award or another date specified by the Administrator and set forth in the Award Agreement evidencing such Award.

      2.2     Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

      3.     ADMINISTRATION.

      3.1     Administration by the Board and Committee. The Plan shall be administered by the Board, and, to the extent of the powers and authority expressly granted to it by the Board from time to time, by the Committee. As long as the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may delegate to the Committee the power to make the determinations and certifications described in Section 3.5 and to grant and take any and all other actions with respect to any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m); provided, however, that, if at any time no such committee has been so appointed or the composition of any such committee does not satisfy the requirements of Section 162(m), the Board shall exercise all of the powers granted to the Administrator herein. In any event, subject to the provisions of this Section 3.1 and Section 3.2, the Board may in its discretion exercise any or all of such powers. All questions of interpretation of the Plan or of any Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

      3.2     Procedure of the Administrator.

      (a)     Board. For the purposes of Plan administration (including, without limitation, amendment of the Plan and appointment of the Committee), a majority of the members of the Board shall constitute a quorum, and all decisions and determinations of the Board shall be made at any meeting of the Board at which a quorum is present by a vote or decision of a majority of all of the members of the Board; provided, however, that any decision or determination reduced to writing and signed by all members of the Board shall be as fully effective as if it had been made by a unanimous vote or decision at a meeting duly called and held.

      (b)     Committee. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee. The Committee shall elect one of its members as its chairman and shall hold its meetings at such times and places as it may determine. For the purposes of Plan administration, a quorum shall require all of the members of the Committee. All decisions and determinations of the Committee shall be made by the unanimous vote or decision of its members present at a meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a unanimous vote or decision at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the express provisions of the Plan, the bylaws or certificate of incorporation of the Company or any resolutions of the Board. The Board, in its discretion, may ratify any action taken by the Committee.

      3.3     Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

      3.4     Powers of the Administrator. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Administrator shall have the full and final power and authority (but in the case of the Committee, only to the extent of the powers and authority expressly granted to the Committee by the Board), in its discretion:

(a) to determine the time or times when, and the Employees to whom, Awards are granted;

(b) to determine the number of LTIP Units to be subject to each Award;

(c) to determine the EBITDAR, Adjusted EBITDAR, LTIP Unit Value and Strike Price applicable to each Award;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical), including, without limitation, (i) the timing, terms and conditions of vesting of the Award, (ii) the time or times, and the conditions subject to which, the Award may be exercised, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award, (iv) the timing, terms and conditions, if any, under which the payment of amounts otherwise due upon settlement of the Award may be deferred (v) the time of the expiration of the Award, (vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award not inconsistent with the terms of the Plan;

(e) to approve one or more forms of Award Agreement;

(f) to amend, modify, extend, cancel, renew, reprice or otherwise adjust the Strike Price of, or grant a new Award in substitution for, any Award;

(g) to waive any restrictions or conditions applicable to any Award;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Administrator deems necessary or desirable to comply with the laws of or to accommodate the laws, regulations, tax or accounting effectiveness, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Administrator may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

      3.5     Determination and Certification by the Administrator of EBITDAR, Adjusted EBITDAR and LTIP Unit Value.

      (a)     In General. During each Fiscal Year, commencing with the Fiscal Year including the Effective Date and continuing for so long as one or more Awards remain outstanding, the Administrator shall determine and set forth in a written certification with respect to the immediately preceding Fiscal Year: (i) EBITDAR, (ii) the Adjusted EBITDAR applicable to each Award and (iii) the LTIP Unit Value applicable to each Award.

      (b)     Time of Determination and Certification. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Administrator shall make such determination and certification as soon as practicable following the completion of the audit of the Company’s financial statements for the immediately preceding Fiscal Year, but in no event later than the first to occur of (i) the date ninety (90) days after the commencement of the current Fiscal Year or (ii) the date on which 25% of the Service to which the Award relates has elapsed, and, in any event, at a time when EBITDAR, Adjusted EBITDAR and the LTIP Unit Value for the current Fiscal Year remain substantially uncertain.

      (c)     Adjusted EBITDAR. In determining the Adjusted EBITDAR with respect to any Award and Fiscal Year, the Administrator shall, in the good faith exercise of its discretion and applying consistent standards from Fiscal Year to Fiscal Year, adjust EBITDAR for:

(i) Merger Related Costs: to exclude the effect (whether positive or negative) of any material costs arising from the merger and subsequent integration of the Company and Nestlé, including, without limitation, (1) severance and retention expenses, (2) merger transaction expenses, (3) in-process research and development write-downs and (4) loss on divestitures, as such items are set forth in the Company’s audited financial statements for such Fiscal Year, including the notes thereto; and

(ii) Changes in Financial Reporting Principles: to exclude the effect (whether positive or negative) of any material change in generally accepted accounting principles occurring following the Grant Date of the Award; and

(iii) Structural Changes in the Business: to exclude the effect (whether positive or negative) of any material structural change in the business of the Company, whether by (1) merger, consolidation, reorganization or recapitalization of the Company or any Affiliate, (2) acquisition, divestiture, split-up, split-off or spin-off of an Affiliate or other business unit of the Company or of an Affiliate, and (3) any other material structural change that would, absent an appropriate adjustment to EBITDAR, result in an inconsistent basis for the determination from Fiscal Year to Fiscal Year of the LTIP Unit Value applicable to an Award.

Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from Fiscal Year to Fiscal Year for the determination of the LTIP Unit Value applicable to an Award in order to prevent the dilution or enlargement of the Participant’s rights with respect to such Award. If the Administrator determines that no adjustment to EBITDAR is advisable with respect to an Award, then the Adjusted EBITDAR applicable to such Award shall equal EBITDAR.

      3.6     Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of a Participating Company, members of the Board or the Committee and any officers or employees of a Participating Company to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

      4.     ELIGIBILITY AND GRANT OF AWARDS.

      4.1     Persons Eligible. Awards may be granted only to Employees. For purposes of the foregoing sentence, “Employees,” shall include prospective Employees to whom Awards are granted in connection with written offers of employment with a Participating Company; provided, however, that no Award shall vest or become exercisable prior to the date on which such person commences Service.

      4.2     Grant of Awards. Awards may be granted to such Employees at such time or times and for such numbers of LTIP Units as determined by the Administrator in its discretion. No Participant shall be required to pay any monetary consideration as a condition to the receipt of an Award. Each Participant granted an Award shall be notified of such grant in writing as soon as practicable following the Grant Date. Except as otherwise determined by the Administrator, Awards shall be granted in each Fiscal Year which commences prior to the termination of the Plan on a date (the “Annual Grant Date”) as soon as practicable following the completion of the audit of the Company’s financial statements for the immediately preceding Fiscal Year (and in any event no later than the date determined under Section 3.5(b)) in conformance with the following:

(a) Base Salary Multiple Awards. Awards shall be granted to each member of the classes of Employees set forth in the following table for a number of LTIP Units determined by dividing a multiple (as set forth in such table) of the Employee’s then current base salary by the applicable Strike Price:

Employee	Base Salary Multiple

Chief Executive Officer	3.50
Executive Vice Presidents	2.25
Executive Staff	1.25
Management Staff	0.75

(b) Front Line Award Programs. Awards for 1,000 LTIP Units shall be granted to each participant in the “front line award programs.”

(c) Grant of Awards to Newly Hired and Promoted Employees.

(i) Notwithstanding the foregoing, each Employee within a class of Employees listed in Section 4.2(a) (except for Management Staff, unless specifically approved by the Administrator) whose Service commences after the first day but prior to the last day of a Fiscal Year shall be granted for such Fiscal Year, on the Annual Grant Date for such Fiscal Year or as soon as practicable thereafter following such Employee’s commencement of Service, an initial Award for a number of LTIP Units equal to the product of (1) the number of LTIP Units determined in accordance with Section 4.2(a) and (2) a fraction, the numerator of which is the number of days from and including the date on which the Employee’s Service commenced through the end of such Fiscal Year and the denominator of which is 365.

(ii) Notwithstanding the foregoing, each Participant promoted after the first day but prior to the last day of a Fiscal Year to a position for which a larger Award would be determined pursuant to the table set forth in Section 4.2(a) shall be granted for such Fiscal Year, on the Annual Grant Date for such Fiscal Year or as soon as practicable thereafter following the Participant’s commencement of Service in the new position, in addition to an Award determined pursuant to Section 4.2(a) with respect to the Participant’s prior position, an Award for a number of LTIP Units equal to the product of (1) the difference between the number of LTIP Units determined pursuant to Section 4.2(a) in the Participant’s new position and the number of LTIP Units determined pursuant to Section 4.2(a) in the Participant’s prior position and (2) a fraction, the numerator of which is the number of days from and including the effective date of the Participant’s promotion through the end of such Fiscal Year and the denominator of which is 365.

(d) Awards To Be Granted in Fiscal Year 2004. Notwithstanding the foregoing, each Employee who is, on or after the first Grant Date under the Plan occurring in Fiscal Year 2004, a member of a class of Employees listed in Section 4.2(a) (a “2004 Eligible Employee”) shall be granted one or more Awards in Fiscal Year 2004 pursuant to one (and only one) of the following Subsections (i), (ii), (iii), (iv) or (v), as applicable:

(i) 2004 Eligible Employees Whose Service Commenced On or Before January 1, 2003. Each 2004 Eligible Employee whose Service commenced on or before January 1, 2003 (other than any such Employee described in any other Subsection of this Section 4.2(d)) shall be granted, as soon as practicable following the Effective Date, two Awards. Each such Award shall be for the number of LTIP Units determined in accordance with Section 4.2(a). Unless earlier terminated in accordance with the provisions of the Plan or the Award Agreement evidencing such Award and subject to Section 5.3(b), the first such Award shall terminate on the date occurring nine (9) years after the Grant Date of that Award and the second such Award shall terminate on the date occurring ten (10) years after the Grant Date of that Award.

(ii) 2004 Eligible Employees Whose Service Commenced After January 1, 2003 But Before January 1, 2004. Each 2004 Eligible Employee whose Service commenced after January 1, 2003 but before January 1, 2004 (other than any such Employee described in any other Subsection of this Section 4.2(d)) shall be granted, as soon as practicable following the Effective Date, two Awards. The first such Award shall be for the number of LTIP Units determined in accordance with Section 4.2(c)(i), taking into account for this purpose the period of such Employee’s Service during Fiscal Year 2003. The second such Award shall be for the number of LTIP Units determined in accordance with Section 4.2(a). Unless earlier terminated in accordance with the provisions of the Plan or the Award Agreement evidencing such Award and subject to Section 5.3(b), the first such Award shall terminate on the date occurring nine (9) years after the Grant Date of that Award and the second such Award shall terminate on the date occurring ten (10) years after the Grant Date of that Award.

(iii) 2004 Eligible Employees Whose Service Commenced on or After January 1, 2004. Each 2004 Eligible Employee whose Service commenced on or after January 1, 2004 but prior to the last day of Fiscal Year 2004 (other than any such Employee described in any other Subsection of this Section 4.2(d)) shall be granted, as soon as practicable following the Effective Date or as soon as practicable thereafter following such Employee’s commencement of Service, an Award for the number of LTIP Units determined in accordance with Section 4.2(a) or Section 4.2(c)(i), whichever is applicable. Unless earlier terminated in accordance with the provisions of the Plan or the Award Agreement evidencing such Award and subject to Section 5.3(b), such Award shall terminate on the date occurring ten (10) years after the Grant Date of the Award.

(iv) 2004 Eligible Employees Promoted During Fiscal Year 2003. Each 2004 Eligible Employee promoted after January 1, 2003 but before January 1, 2004 to a position for which a larger

Award would be determined pursuant to Section 4.2(a) shall be granted, as soon as practicable following the Effective Date: (1) an Award for the number of LTIP Units determined in accordance with Section 4.2(a) or Section 4.2(c)(i), whichever is applicable, with respect to the Employee’s prior position during Fiscal Year 2003; (2) an Award for the number of LTIP Units determined in accordance with Section 4.2(c)(ii), taking into account for this purpose the period of such Employee’s Service during Fiscal Year 2003 in the new position following the date of promotion in Fiscal Year 2003; and (3) an Award for the number of LTIP Units determined in accordance with Section 4.2(a) with respect to the Employee’s new position. Unless earlier terminated in accordance with the provisions of the Plan or the Award Agreement evidencing such Award and subject to Section 5.3(b), each Award described in clause (1) or (2) above shall terminate on the date occurring nine (9) years after the Grant Date of that Award, and the Award described in clause (3) above shall terminate on the date occurring ten (10) years after the Grant Date of that Award.

(v) 2004 Eligible Employees Promoted During Fiscal Year 2004. Each 2004 Eligible Employee promoted on or after January 1, 2004 but prior to the last day of Fiscal Year 2004 to a position for which a larger Award would be determined pursuant to Section 4.2(a) shall be granted, as soon as practicable following the Effective Date or as soon as practicable thereafter following the Participant’s commencement of Service in the new position, in addition to one or more Awards determined pursuant to Section 4.2(d)(i), Section 4.2(d)(ii) or Section 4.2(d)(iii) whichever is applicable with respect to the Participant’s prior position, an Award for the number of LTIP Units determined in accordance with Section 4.2(c)(ii), taking into account for this purpose the period of such Employee’s Service in the new position following the date of promotion in Fiscal Year 2004. Unless earlier terminated in accordance with the provisions of the Plan or the Award Agreement evidencing such Award and subject to Section 5.3(b), such additional Award shall terminate on the date occurring ten (10) years after the Grant Date of the Award.

(e) Initial Strike Price. Notwithstanding any other provision of the Plan to the contrary, each Award shall be granted with a Strike Price equal to US $20.50 (i.e., a deemed Adjusted EBITDAR of $205,000,000 (subject to adjustment as provided in Section 3.5) multiplied by the EBITDAR Multiplier) until such time as the Administrator determines and certifies an Adjusted EBITDAR for the preceding Fiscal Year which exceeds $205,000,000.

      4.3     Participation. Awards are granted solely at the discretion of the Administrator. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

      4.4     Section 162(m) Limit. Notwithstanding any other provision of the Plan to the contrary, no Employee shall be granted within any Fiscal Year one or more Awards which in the aggregate are for more than 1,200,000 LTIP Units. An Award which is canceled or as to which the Strike Price is reduced to reflect a reduction in EBITDAR in the same Fiscal Year in which it was granted shall continue to be counted against such limit for such Fiscal Year.

      5.  TERMS AND CONDITIONS OF AWARDS.

      Awards shall be evidenced by Award Agreements specifying the number of LTIP Units covered thereby, in such form as the Administrator shall from time to time establish. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions, subject, however, to the provisions of any employment agreement between the Company and a Participant intended to supersede any inconsistent term or condition set forth in this Plan:

      5.1     Term of Awards. Except as otherwise provided by Section 4.2(d) or Section 5.3(b), no Award shall be exercisable after the expiration of ten (10) years following the Grant Date of such Award, and, unless otherwise specified by the Administrator in the grant of an Award, each Award granted hereunder shall terminate ten (10) years after the Grant Date of the Award, unless earlier terminated in accordance with the provisions of the Plan or the Award Agreement evidencing such Award.

      5.2     Vesting of Awards. Each Award shall vest as follows:

(a) Regular Vesting. Provided that the Participant’s Service has not terminated prior to the applicable vesting date:

(i) forty percent (40%) of the LTIP Units subject to the Award shall vest on the second anniversary of the Vesting Commencement Date; and

(ii) twenty percent (20%) of the LTIP Units subject to the Award shall vest on each of the third, fourth and fifth anniversaries of the Vesting Commencement Date.

(b) Vesting of Awards Granted in Fiscal Year 2004. Notwithstanding the foregoing, each Award granted in Fiscal 2004 shall vest as follows, provided that the Participant’s Service has not terminated prior to the applicable vesting date:

(i) Each Award granted pursuant to Section 4.2(d) which has a termination date nine (9) years after the Grant Date of the Award shall vest at the rate of forty percent (40%) of the LTIP Units subject to the Award on January 1, 2005 and twenty percent (20%) of the LTIP Units subject to the Award on each of the first, second and third anniversaries of January 1, 2005.

(ii) Each Award granted pursuant to Section 4.2(d) which has a termination date ten (10) years after the Grant Date of the Award shall vest at the rate of forty percent (40%) of the LTIP Units subject to the Award on the second anniversary of the Vesting Commencement Date and twenty percent (20%) of the LTIP Units subject to the Award on each of the third, fourth and fifth anniversaries of the Vesting Commencement Date.

(c) Accelerated Vesting. Notwithstanding the foregoing, an Award shall vest in full upon (i) the Participant’s death, Disability or Retirement, (ii) such event or events as may be provided in an employment agreement between the Company and the Participant intended to be effective with respect to Awards granted pursuant to the Plan or (iii) upon the early termination of the Award as provided in Section 5.7(b).

      5.3     Exercisability of Awards. Subject to Section 5.6, each Award shall be exercisable as follows:

(a) Voluntary Exercise. At any time during each Annual Exercise Period following the grant of an Award to a Participant or as provided by Section 5.6(b) or Section 5.6(c), but in any event prior to the expiration or termination of the Award, the Participant may elect to exercise the Award for any or all of the vested but previously unexercised LTIP Units subject to such Award. The Company shall promptly notify the Participants of the commencement of each Annual Exercise Period.

(b) Automatic Exercise Upon Award Termination. The vested portion of any Award that would otherwise expire or terminate unexercised shall automatically be deemed exercised on an Exercise Date determined as follows, provided that such exercise would result in a payment to the Participant:

(i) If the date of such expiration or termination in a given Fiscal Year would otherwise occur prior to the commencement of the Annual Exercise Period for such Fiscal Year, then the date of expiration or termination and deemed exercise of the Award shall be deferred until the first day of such Annual Exercise Period, and the applicable LTIP Unit Value shall be the LTIP Unit Value in effect for such Annual Exercise Period.

(ii) If the date of such expiration or termination occurs during an Annual Exercise Period, then the date of the deemed exercise shall be the date of such expiration or termination, and the applicable LTIP Unit Value shall be the LTIP Unit Value in effect for such Annual Exercise Period.

(iii) If the date of such expiration or termination in a given Fiscal Year occurs following the completion of the Annual Exercise Period for such Fiscal Year, then the date of the deemed exercise shall be the date of such expiration or termination, and the applicable LTIP Unit Value shall be the LTIP Unit Value in effect for most recently completed Annual Exercise Period.

(c) Automatic Exercise Upon Reaching LTIP Unit Value Cap. If the LTIP Unit Value with respect to an Award for any Annual Exercise Period equals or exceeds a LTIP Unit Value Cap to which such Award is subject, then the Award shall, to the extent of the LTIP Units subject to the Award which are then vested, automatically be deemed exercised upon the commencement of such Annual Exercise Period. Any additional LTIP Units subject to the Award which vest prior the termination of such Annual Exercise Period shall automatically be deemed exercised on their vesting date.

      5.4     Method of Voluntary Exercise of Awards. Voluntary exercise of an Award pursuant to Section 5.2(a) shall be by written notice to the Company stating the Participant’s election to exercise the Award and the number of vested LTIP Units for which the Award is being exercised. The written notice must be in such form as required by the Company, signed by the Participant and delivered by: (a) hand delivery, (b) nationally recognized overnight courier, (c) postage prepaid certified or registered mail, return receipt requested, (d) facsimile transmission with verification of receipt or (e) by means of electronic notice in a form authorized by the Company to the Chief Financial Officer of the Company, or such other authorized representative as shall be designated from time to time to receive such notices. The written notice must be received by the representative of the Company prior to the expiration or termination of the Award.

      5.5     Settlement Upon Exercise of Awards.

      (a)     In General. On the Exercise Date with respect to an Award, the Participant shall become entitled to receive an amount equal to (a) the excess, if any, of the LTIP Unit Value applicable to such Award on the Exercise Date over the Strike Price of the Award, multiplied by (b) the number of vested LTIP Units exercised, less applicable withholding taxes and authorized payroll deductions. Within thirty (30) days following the Exercise Date, the Company shall pay by check to the Participant the amount due the Participant pursuant to this Section. Notwithstanding the foregoing, a Participant who is eligible to participate in the Dreyer’s Grand Ice Cream, Inc. Deferred Compensation Plan (or any successor thereto) may elect in accordance with the terms of such plan to defer receipt of all or any portion of the amounts payable to the Participant pursuant to this Plan.

      (b)  Awards Granted in Fiscal Year 2004. Notwithstanding the foregoing, the LTIP Unit Value taken into account in the settlement of Awards granted to Participants in Fiscal Year 2004 shall be subject to an LTIP Unit Value Cap of US $42.00 per LTIP Unit (i.e., an amount equal to the product of an Adjusted EBITDAR of US $420,000,000 (subject to adjustment as provided in Section 3.5) and the EBITDAR Multiplier).

      5.6     Effect of Termination of Service. The effect of a Participant’s termination of Service prior to the exercise in full of the Award shall be as follows:

(a) Forfeiture of Unvested LTIP Units. Subject to any acceleration of vesting of the Participant’s Award pursuant to Section 5.2(c), if a Participant’s Service terminates for any reason, all of the LTIP Units subject to the Award which have not vested as of the date of such termination of Service shall be forfeited and automatically canceled effective as of such date.

(b) Death, Disability or Retirement. If a Participant’s Service terminates because of the death, Disability or Retirement of the Participant, the Participant’s Award may be exercised in full or in part by the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the Award by reason of the Participant’s death) at any time within twenty-four (24) months of the date of such termination of Service, provided that the exercise election is made prior to the expiration or termination of the Award. Any vested portion of such Award remaining unexercised as of the expiration or termination of the Award (or, if earlier, the expiration of such twenty-four month period) shall automatically be deemed exercised as provided in Section 5.3(b).

(c) Other Termination of Service. If a Participant’s Service terminates for any reason except the death, Disability or Retirement of the Participant, the Participant’s Award, to the extent vested but unexercised on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time within three (3) months of the date of such termination of Service, provided that the exercise election is made prior to the expiration or termination of the Award. Any vested portion of such Award remaining unexercised as of the expiration or termination of the Award (or, if earlier, the expiration of such three month period) shall automatically be deemed exercised as provided in Section 5.3(b).

      5.7     Expiration or Termination of Awards.

      (a)  Normal Expiration or Termination. A Participant’s Award shall expire and cease to be exercisable on the first to occur of (a) the expiration of the Award’s term as established by the Administrator pursuant to Section 5.1 or Section 4.2(d) and set forth in the Award Agreement evidencing such Award, (b) the applicable date as provided in Section 5.6 upon termination of the Participant’s Service or (c) an early termination date as provided in Section 5.7(b).

      (b)  Early Termination. Notwithstanding any provision of the Plan to the contrary, the Administrator may, in its sole and absolute discretion, elect at any time to terminate the Plan and all (but not less than all) Awards then outstanding. In such event, (i) the vesting of each Award then outstanding shall be accelerated in full in accordance with Section 5.2(c), (ii) each Award shall automatically be deemed exercised in connection with such termination on an Exercise Date determined in accordance with Section 5.3(b) and (iii) each Participant shall become entitled to receive payment in accordance with Section 5.5, provided that the amount the Participant shall be entitled to receive for each LTIP Unit subject to the Award (less applicable withholding taxes and authorized payroll deductions) shall be: (1) for Awards granted during Fiscal Year 2004, the lesser of (A) the excess, if any, of one hundred twenty percent (120%) of the LTIP Unit Value otherwise applicable to the Participant’s Award over the Strike Price of the Award or (B) the excess, if any, of the LTIP Unit Value Cap applicable to the Participant’s Award over the Strike Price of the Award; and (2) for Awards granted during subsequent Fiscal Years, the excess, if any, of one hundred twenty percent (120%) of the LTIP Unit Value otherwise applicable to the Participant’s Award over the Strike Price of the Award.

      5.8     Tax Withholding. The Company shall have the right to withhold from payroll and from any and all amounts payable to a Participant pursuant to the Plan, or require the Participant to remit to the Company, any and all federal, state, local and foreign taxes, if any, required by law to be withheld by a Participating Company with respect to any Award granted to such Participant.

      5.9     Nontransferability of Awards. Prior to payment in settlement of the Award, an Award granted to a Participant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

      6.  STANDARD FORM OF AWARD AGREEMENT.

      6.1     Award Agreement. Each Award shall comply with and be subject to the terms and conditions set forth in the form of Award Agreement approved by the Administrator concurrently with its adoption of the Plan and as amended from time to time by the Administrator.

      6.2     Authority to Vary Terms. The Administrator shall have the authority from time to time to vary the terms of any standard form of Award Agreement described in this Section 6 either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

      7.     MISCELLANEOUS PROVISIONS.

      7.1     Beneficiary Designation. Each Participant may name, from time to time, a beneficiary to whom any benefit under the Plan is to be paid in case of such Participant’s death before he or she receives any or all of such benefit. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.

      7.2     Rights as Employees. No Employee or other person shall have any claim or right to be granted an Award. Nothing in the Plan or any Award Agreement shall confer upon any Participant any right to continue as an Employee or in any other capacity, or interfere in any way with any right of a Participating Company to terminate the Participant’s Service at any time.

      7.3     No Rights as a Stockholder. Nothing in the Plan or any Award Agreement shall confer upon any Participant any rights as a stockholder of the Company.

      7.4     Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

      7.5     Termination or Amendment of the Plan or any Award. The Board may terminate or amend the Plan or any Award Agreement at any time. However, no termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Board. In any event, except as provided in Section 5.7(b), no termination or amendment of the Plan or any Award Agreement may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with any applicable law, regulation or rule.

      7.6     Binding Effect. Subject to the restrictions on transfer set forth herein, the terms of the Plan and a Participant’s Award Agreement shall inure to the benefit of and be binding upon the Company, the Participant and their respective heirs, executors, administrators, successors and assigns. The terms of the Plan and a Participant’s Award Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of the Plan and such Award Agreement.

      7.7     Notices. Except as otherwise provided in Section 5.4, any notice required or permitted under the Plan or any Award Agreement shall be given in writing and delivered to the other party at the address set forth below that party’s signature on the Award Agreement (or such other address as the party may designate in writing from time to time to the other party) by (a) hand delivery, (b) nationally recognized overnight courier, (c) postage prepaid certified or registered mail, return receipt requested, or (d) facsimile transmission with verification of receipt, and will be deemed to be effective the day of delivery by hand or overnight courier, the day of transmission if sent by facsimile, or three days after mailing if sent by mail.

      7.8     Choice of Law. The validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California.

      IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Dreyer’s Grand Ice Cream Holdings, Inc. 2004 Long-Term Incentive Plan as duly adopted by the Board on March 9, 2004.

/s/ Mark LeHocky

Secretary

DREYER’S GRAND ICE CREAM HOLDINGS, INC.
LONG-TERM INCENTIVE AWARD AGREEMENT

     You have been granted an award of LTIP Units (the “Award”) upon the terms and conditions contained in this Long-Term Incentive Award Agreement (the "Agreement”) and the Dreyer’s Grand Ice Cream Holdings, Inc. 2004 Long-Term Incentive Plan (the “Plan”), the provisions of which are incorporated into this Agreement.

Participant:	[Name]

Grant Date:	[ ]

Number of LTIP Units:	[ ]

Strike Price:	[$ ]

Vesting Commencement Date:	[ ]

Vested LTIP Units:	Except as provided by the Plan or the Governing Employment Agreement, if any, the number of Vested LTIP Units (disregarding any resulting fraction) as of any date while you remain in Service is determined by multiplying the Number of LTIP Units by the applicable Cumulative Vested Percentage determined as follows:

	Vesting Commencement Date Anniversary	Cumulative Vested Percentage

	Second Third Fourth Fifth	40% 60% 80% 100%

Expiration Date:	[10th anniversary of Grant Date]

Governing Employment Agreement:	[Identify governing employment agreement or state “None.”]

     1.       Definitions. Unless otherwise defined by this Agreement, capitalized terms have the meanings assigned by the Plan.

     2.       Right to Exercise Award. Except as otherwise provided by the Plan, you may exercise the Award, prior to its expiration or termination, during each Annual Exercise Period for a number of LTIP Units not exceeding the number of Vested LTIP Units, less the number of Vested LTIP Units for which you previously exercised the Award. The Company will notify you of the commencement of each Annual Exercise Period.

     3.       Method of Voluntary Exercise. To exercise the Award, you must complete, sign, date and deliver an exercise notice in the form attached to this Agreement to the Chief Financial Officer or other designated representative of the Company by one of the following methods: (a) hand delivery, (b) nationally recognized overnight courier, (c) postage prepaid certified or registered mail, return receipt requested, (d) facsimile transmission with verification of receipt or (e) by means of electronic notice in a form authorized by the Company. To be effective, your exercise notice must be received by the representative of the Company prior to the expiration or termination of the Award.

     4.       Automatic Exercise. The Award will be exercised automatically for Vested LTIP Units, without your submission of an exercise notice, under circumstances described in the Plan.

     5.       Settlement Upon Exercise. Upon the exercise of the Award, you will become entitled to receive an amount equal to (a) the excess, if any, of the LTIP Unit Value applicable to the Award on the Exercise Date over the Strike Price, multiplied by (b) the number of Vested LTIP Units exercised, less applicable withholding taxes and authorized payroll deductions. Within thirty (30) days following the Exercise Date, the Company will pay this amount to you, except to the extent you are eligible and have elected to defer such payment in accordance with the Dreyer’s Grand Ice Cream, Inc. Deferred Compensation Plan (or any successor thereto).

     6.       Tax Withholding. You hereby authorize withholding from payroll and any amounts payable to you under the Plan and otherwise agree to pay to the Company any and all federal, state, local and foreign taxes, if any, required by law to be withheld in connection with the Award.

     7.       Effect of Termination of Service. If your Service terminates, the Award will be subject to exercise and/or forfeiture to the extent described by the Plan.

     8.       Termination of Award. The Award will terminate and cease to be exercisable upon the first to occur of (a) the Expiration Date, (b) the applicable date described by the Plan in the event of your termination of Service and (c) any early termination date determined by the Administrator, as described by the Plan.

     9.       Nontransferability of Award. Prior to payment in settlement of the Award, the Award will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors of you or your beneficiary, except transfer by will or by the laws of descent and distribution.

     10.       No Employment or Stockholder Rights. Nothing contained in the Plan or this Agreement constitutes an express or implied promise by the Company to retain you in any capacity for the vesting period of the Award or for any period at all. The Company reserves the right to terminate your Service at any time and for any reason. Further, neither the Plan nor this Agreement give you any rights as a stockholder of the Company.

2

     11.       Beneficiary Designation. You may designate on the form attached to this Agreement a beneficiary to receive any amount payable to you under the Plan which has not been paid prior to your death.

     12.       Administration of Award. The Plan and this Award are administered by the Administrator. All questions of interpretation concerning the Plan and this Agreement will be determined by the Board, and its determinations will be final and binding upon all persons.

     13.       Integrated Agreement. This Agreement, together with the Plan and the Governing Employment Agreement, if any, constitutes the entire understanding and agreement of you and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein. The terms and conditions of any Governing Employment Agreement shall, notwithstanding any provision of this Agreement to the contrary, supersede any inconsistent term or condition set forth in this Agreement to the extent intended by such Governing Employment Agreement. To the extent contemplated herein, the provisions of this Agreement and the Plan shall survive any exercise of the Award and shall remain in full force and effect.

     14.       Choice of Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

     By your signature below, you and the Company agree that the Award is governed by this Agreement and by the terms and conditions of the Plan attached to and made a part of this Agreement. You hereby acknowledge receipt of a copy of the Plan, and you represent that you have read and are familiar with its provisions and hereby accept the Award subject to all of its terms and conditions.

DREYER’S GRAND ICE CREAM HOLDINGS, INC.		PARTICIPANT

By:

Signature
Its:

Date
Address:	5929 College Avenue Oakland, California 94618
Address

ATTACHMENTS:

Exhibit A: Dreyer’s Grand Ice Cream Holdings, Inc. 2004 Long-Term Incentive Plan

Exhibit B: LTIP Unit Exercise Notice

Exhibit C: Designation of Beneficiary

3

EXHIBIT A

DREYER’S GRAND ICE CREAM HOLDINGS, INC.

2004 LONG-TERM INCENTIVE PLAN

1

EXHIBIT B

Participant:
Date:

LTIP UNIT EXERCISE NOTICE

Dreyer’s Grand Ice Cream Holdings, Inc.
Attention: Chief Financial Officer
5929 College Avenue
Oakland, California 94618

Ladies and Gentlemen:

     1.       Identification of Award. I was granted an award of LTIP Units (the "Award”) pursuant to the Dreyer’s Grand Ice Cream Holdings, Inc. 2004 Long-Term Incentive Plan (the “Plan”) and my Long-Term Incentive Award Agreement (the "Agreement”) as follows:

Grant Date:

Number of LTIP Units:

Strike Price (per LTIP Unit):	$

Vesting Commencement Date:

     2.       Exercise of Award. I hereby elect to exercise the Award for the following number of Vested LTIP Units (as determined in accordance with the Agreement):

Number of Vested LTIP Units exercised:

     3.       Tax Withholding. I authorize withholding from payroll and any amounts payable to me under the Plan and otherwise agree to pay to the Company any and all federal, state, local and foreign taxes, if any, required by law to be withheld in connection with my exercise of the Award.

     4.       Participant Information.

My address is:

My Social Security Number is:

     5.       Binding Effect. I agree that my exercise of the Award is subject to all of the terms and conditions of the Agreement and the Plan, to all of which I hereby expressly assent. I understand and agree that this Exercise Notice will be effective only if and to the extent permitted by the Agreement and the Plan. This Exercise Notice shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

DREYER’S GRAND ICE CREAM HOLDINGS, INC.

By:

Title:

Dated:

DREYER’S GRAND ICE CREAM HOLDINGS, INC.
DESIGNATION OF BENEFICIARY
UNDER 2004 LONG-TERM INCENTIVE PLAN

TO:

Company representative designated to receive beneficiary designation

FROM:

Name of Participant

     I am a participant in the Dreyer’s Grand Ice Cream Holdings, Inc. 2004 Long-Term Incentive Plan (the “Plan”). In the event of my death, I designate the following as my beneficiary to receive all amounts payable to me under the Plan which I have not received prior to my death:

Beneficiary’s Name:

Social Security Number:

Relationship:

Address:

     If you are married and your beneficiary is someone other than your spouse, then your spouse must sign and date this form.

This designation revokes all prior beneficiary designations I have made under the Plan.

Date:

Signature of Participant

Consent of Spouse:

     I am the spouse of the above named participant. I consent to the above designation of a beneficiary other than me to receive payments due to my spouse under the Plan.

Date:

Signature of Participant’s Spouse